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Fiduciary Breach Lawsuit Filed Against Len Brandt by CNS Response Board of Directors

Costa Mesa, CA – September 18, 2009 – CNS Response, Inc. (OTCBB: CNSO) (the “Company” or “CNS”) is issuing this press release to announce that it has filed a complaint in the Delaware Chancery Court against its director and former CEO Leonard J. Brandt for repeated violations of his fiduciary duty of loyalty to CNS and its stockholders.  “We are disappointed that Len has repeatedly put his personal interests ahead of the interests of CNS and its shareholders,” CNS Response CEO George Carpenter commented.  “This isn’t simply a disagreement over financing tactics or business strategy for the Company.  Recent revelations in Len’s securities filings show that CNS has been damaged by Len’s failure to uphold his fiduciary obligations to all shareholders.”

The complaint was filed under seal; however, a redacted copy (confidential information removed) will be available on the CNS Response website shortly.

Additional Information and Where to Find It
The Company filed a definitive proxy statement and other relevant documents concerning its 2009 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) on September 15, 2009 and has provided stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement by accessing www.cnsresponse.com. In addition, CNS stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

Participants in Solicitation
CNS and its directors (other than Leonard Brandt) and executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders. Information regarding the interests of the Company’s directors and executive officers in the proxy contest is included in its definitive proxy statement.

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Fiduciary Breach Lawsuit Filed Against Len Brandt by CNS Response Board of Directors

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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